Exhibit 99.1

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into as of the 27th day of December, 2005 (the “Effective Date”) by and among PXRE GROUP LTD., a Bermuda company (together with its successors and assigns permitted under this Agreement, the “Company”), and ROBERT MYRON (the "Executive").

W I T N E S S E T H:

     WHEREAS, the Executive currently is the Treasurer and Senior Vice President of the Company; and

     WHEREAS, the Company desires to continue the employment of the Executive as its Chief Financial Officer and Executive Vice President and to enter into an employment agreement to set forth the terms of such continued employment; and

     WHEREAS, the Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

1. EMPLOYMENT AND DUTIES

1.1 General. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, as Chief Financial Officer and Executive Vice President of the Company throughout the Employment Term (as defined in Section 1.3), upon the terms and subject to the conditions herein contained. The Executive shall perform such other duties and services for the Company and its affiliates, commensurate with the Executive’s position, as may be designated from time to time by the Chief Executive Officer. The Executive agrees to use his reasonable best efforts to serve the Company faithfully and to the best of his ability. The Executive shall report directly to the Chief Executive Officer.

1.2 Extent of Services. The Executive shall have all of the authorities, duties and responsibilities customary to his office, and such other authorities and responsibilitiesas are reasonably necessary to the operations of the Company as may be assigned to him from time to time by the Board consistent with his position as Chief Financial Officer and Executive Vice President. Except as may otherwise be approved in advance by the Chief Executive Officer, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote substantially all of his working time throughout the Employment Term to the services required of him under this Agreement. Notwithstanding the foregoing, the Executive shall be permitted to engage in charitable and civic activities, manage his personal investments and affairs (provided that in doing so the Executive does not place himself in a position of conflict with the interests of the Company) and serve, with the prior approval of the Chief Executive Officer in each instance, on advisory boards or boards of directors of other entities, provided in all instances that such activities do not interfere with the performance of his duties hereunder. During the Employment Term, the Executive’s services hereunder shall be performed at the offices of the Company in Bermuda, subject to necessary and reasonable travel requirements of his position and duties hereunder.

1.3 Term of Employment. The Executive’s term of employment under this Agreement (the “Employment Term”) shall commence as of the Effective Date and shall continue through December 31, 2007; provided, however that the Employment Term shall thereafter be automatically extended for successive one year periods unless, at least six months prior to the then-scheduled expiration of the Employment Term, either Party gives written notice to the other Party (a “Notice of Non-Renewal”) that it is electing not to so extend the Employment Term. Notwithstanding the foregoing, the Employment Term may be earlier terminated in accordance with the provisions of Section 4, in which event the Executive’s employment hereunder shall terminate on the Termination Date as defined in 4.8.1.

2. COMPENSATION

2.1 Base Salary. Beginning as of the Effective Date and continuing throughout the Employment Term, the Executive shall be entitled to receive an annualized base salary ("Base Salary") of at least US$325,000, payable in arrears in equal installments in accordance with the Company’s payroll practices (but no less frequently than monthly), with such increases as may be granted to the Executive in accordance with Section 2.2. Once increased, such higher amount shall constitute the Executive’s annualized Base Salary for all purpose (including, without limitation, for the purposes of determining benefits due under Section 4).

2.2 Annual Salary Review. The Executive’s Base Salary shall be reviewed by the Board, based upon the Executive’s performance, not less often than annually, and may be increased but not decreased during the Employment Term.

2.3 Annual Bonus. In respect of each calendar year that ends during the Employment Term, the Executive shall be entitled to participate annually during the Employment Term in PXRE Group Ltd.’s 2004 Incentive Bonus Compensation Plan (the "Bonus Plan"), or such substitute plan as shall be established from time to time by the Company (which substitute plan shall not be materially less favorable to the Executive than the Bonus Plan) providing for the payment of annual bonuses (the “Annual Bonus”) to key employees of the Company, subject to the terms and conditions of the Bonus Plan or such substitute plan, as the case may be. The Executive’s target bonus in respect of the year 2005 shall be not less than 55% of his Base Salary. The determination of annual bonus amounts payable to the Executive in years 2006 and subsequent shall be made in accordance with the terms of the Bonus Plan as that Plan may be amended from time to time. Notwithstanding anything elsewhere to the contrary, the Annual Bonus shall be paid in cash no later than the earlier of (i) the date that annual bonuses for such year are paid to other senior executives of the Company and (y) March 15 of the following year. Except as otherwise provided in Section 4.2, the Executive must remain employed through December 31st of any calendar year in order to be eligible for the Annual Bonus for such year, provided that even if the Executive is employed on any such December 31st, (i) if prior thereto the Company delivered a written notice of termination for Cause to the Executive or the Executive delivered a written notice of resignation without Good Reason to the Company, and the Executive’s employment is terminated within 120 days thereafter for Cause based on such Notice, the Executive will not be eligible for an Annual Bonus for such year, and (ii) if prior thereto, the Company delivered a written notice of termination to the Executive other than for Cause, death or Permanent Disability and the Executive’s employment is terminated within 120 days thereafter based on such notice, or the Executive delivered a written notice of resignation for Good Reason to the Company and he terminates his employment within 120 days thereafter based on such notice, the Annual Bonus for such year will be prorated by multiplying the full Annual Bonus (determined as if the Executive had remained employed hereunder indefinitely and all subjective performance criteria had been satisfied at target levels) by a fraction, the numerator of which is the greater of 270 or the number of days from the first day of such year until the date such notice was delivered, and the denominator of which is 365. The provision of a Notice of Non-Renewal by either Party shall not affect the Executive’s entitlement to an Annual Bonus.

2.4 Equity Grants. During the Employment Term, the Executive shall be eligible to participate in the Company’s various stock-based compensation programs as may be in effect from time to time, including the Company’s 2002 Officer Incentive Plan or any successor thereto (such plan, together with any successor plan, hereinafter referred to as the “Equity Plan”). The Executive and the Company agree that for purposes of determining equity grants under the Equity Plan that the Executive shall receive equity grants that are no less favorable than those provided generally to Executive Vice Presidents of the Company and its affiliates.

2.5 Severance Plan. During the Employment Term, the Executive will not be eligible to participate in the Company’s Amended and Restated Severance Plan for Certain Executives.

2.6 Housing Allowance. During the Employment Term, the Executive shall be entitled to a net after-tax housing allowance of US $10,000 per month. The Company shall otherwise provide to the Executive such additional benefits consistent with the Executive’s residence in Bermuda as has heretofore been provided to the Executive by the Company, including a one time car allowance of $25,000 upon execution of this Agreement.

3. EMPLOYEE BENEFITS, VACATION AND EXPENSE REIMBURSEMENTS

3.1 In General. During the Employment Term (and thereafter to the extent provided herein), the Executive and his dependents shall be included to the extent eligible thereunder in all qualified and nonqualified retirement, 401(k), deferred compensation, health, medical, life, disability or other similar plans or benefits which shall be established by the Company from time to time for, or made available to, its senior executives. The Executive shall be entitled to participate in all such plans, programs and arrangements at a level, and on terms and conditions, otherwise no less favorable to him than to other senior executives of the Company generally.

3.2 During the Employment Term, the Executive shall be entitled to the number of paid vacation days (but not less than four (4) weeks per annum) and floating holidays that is consistent with the number provided to similarly situated executives of the Company, and in no event less than the number of such days provided to the Executive immediately before the Effective Date, subject to and in accordance with the vacation and holiday policies of the Company as in effect from time to time.

3.3 During the Employment Term, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses reasonably incurred in connection with carrying out the business of the Company, subject to and in accordance with the terms and conditions of the policies applicable to similarly situated senior executives of the Company regarding such expenses as in effect from time to time.

3.4 Fringe Benefits. In addition to the compensation and benefits set forth elsewhere in this Agreement, the Executive shall be entitled to participate during the Employment Term in any and all of the fringe benefits made available to senior executives of the Company in accordance with the terms and conditions then applicable to participating senior executives generally. In all events, the Executive shall be entitled during the Employment Term to payment of an annual home leave travel allowance of $16,000 per annum (such allowance to be in addition to any business expense reimbursement to which he is entitled under Section 3.3 above).

4. TERMINATION

4.1 General. Subject to the three (3) month notice requirement set forth in Section 4.8.1 below, the Executive’s employment with the Company hereunder is terminable by either Party at any time and for any reason in accordance with this Section 4. Upon any such termination or upon expiration of the Employment Term pursuant to Section 1.3, the Executive will be entitled to: (i) any Base Salary earned through the “Termination Date” (as defined in Section 4.8.1 below) but not yet paid, (ii) payment for earned but unused vacation, (iii) reimbursement of any reimbursable business expenses incurred but not yet reimbursed, and (iv) any payment or other benefit to which the Executive (or members of Executive’s family) may be entitled to under this Agreement (including, without limitation, Sections 2.3, 2.4, 10 and 12) or under the applicable terms of any applicable plan, program, equity grant, agreement or arrangement (other than any severance pay plan) of the Company or any of its Affiliates (collectively, “Company Arrangements”).

4.2 Death/Disability. In addition to the entitlements set forth in Section 4.1 above, in the event that, prior to expiration of the then-scheduled Employment Term, the Executive’s employment terminates on account of his death or “Permanent Disability” (as defined in Section 4.9.5 below), the Executive or his executors shall be entitled to receive, in cash, and promptly following the Termination Date, an amount equal to the product obtained by multiplying (x) his Target Bonus for the year of termination (determined using his Base Salary as of the Termination Date) times (y) a fraction, the numerator of which is the number of days that the Executive was employed with the Company during such year and the denominator of which is 365. In addition, (i) each equity grant shall become non-forfeitable, and all restrictions on them shall lapse, in each case as of the Termination Date, and (ii) each stock option (and comparable instrument) shall become exercisable as of the Termination Date and shall remain exercisable thereafter as long as permitted in the circumstances under the applicable terms of the applicable Equity Plan. Except as set forth in Section 4.1 above and this Section 4.2, the Company shall have no further obligations to the Executive hereunder.

4.3 Terminations Triggering Severance. In addition to the entitlements set forth in Section 4.1 above, the Executive shall be entitled to receive the Severance Benefits set forth in Section 4.6 in the event that the Executive’s employment is terminated for one or more the following reasons (“Severance Termination”):

4.3.1 the Executive’s employment is terminated during the then-scheduled Employment Term by the Company for any reason other than Cause, Permanent Disability or death;

4.3.2 the Executive terminates his employment during the then-scheduled Employment Term for Good Reason; or

4.3.3 a Change of Control occurs prior to expiration of the then-scheduled Employment Term and within 12 months after the Change of Control either (i) the Executive’s employment with the Company is terminated by the Company other than for Cause, Permanent Disability or death; or (ii) the Company gives Notice of Non-Renewal to the Executive.

4.4 Terminations Not Triggering Severance. Except as set forth in Section 4.5 below, the Executive shall not be entitled to any Severance Benefit or any other payment, compensation or benefits (except those described in Section 4.1 above or, in the case of death or Permanent Disability, in Section 4.2 above), if:

4.4.1 the Executive’s employment hereunder is terminated for Cause;

4.4.2 the Executive resigns his employment hereunder without Good Reason;

4.4.3 the Employment Term terminates upon expiration pursuant to: (i) a Notice of Non-Renewal from the Executive to the Company, or (ii) a Notice of Non-Renewal from the Company to the Executive, provided that a Change of Control shall not have occurred within the 12 months preceding the giving of such Notice; or

4.4.4 the Executive’s employment hereunder terminates on account of his death or Permanent Disability.

4.5 Optional Non-Compete/Non-Solicit Compensation.

4.5.1 In the event of any termination of the Executive’s employment that is described in Section 4.4, if the Board elects (in accordance with Section 4.5.2) to enforce the covenants set forth in Section 5, the Executive shall, subject to the satisfaction of the conditions set forth in Section 4.8.2 below, be entitled to receive Restrictive Covenant Compensation. For purposes of this Agreement, the term “Restrictive Covenant Compensation” shall mean: (i) a cash payment equal to two times the Executive’s annualized Base Salary in effect on the Termination Date, (ii) a cash payment equal to one times any annual housing provided under Section 2.6 above, and (iii) the Executive and his dependents shall continue to participate in the benefit plans described in Section 3.1 or be provided equivalent after-tax cash compensation or benefits for the one year period following the Termination Date.

4.5.2 In the event of any termination of the Executive’s employment that is described in Section 4.4 above, the Board may elect to enforce the covenants set forth in Section 5, provided that (a) such election is specified in writing and (b) if the termination is for Cause or expiration pursuant to a Notice of Non-Renewal by the Company, then such election has been set forth in the written notice of termination or Notice of Non-Renewal; or (c) if the termination is by the Executive without Good Reason or pursuant to a Notice of Non-Renewal from him to the Company, then the Company has provided written notice to the Executive of the Board’s election within 21 days after the Company’s receipt of the Executive’s written notice of resignation or Notice of Non-Renewal.

4.6 Severance Benefits. In addition to the entitlements set forth in Section 4.1 above, upon any termination of the Executive’s employment hereunder that is described in Section 4.3 above, and subject to satisfaction of the conditions set forth in Section 4.8.2 below, the Executive shall be entitled to receive Severance Benefits. For purposes of this Agreement, the term “Severance Benefits” shall mean:

4.6.1 a cash payment equal to two times the Executive’s annualized Base Salary in effect on the Termination Date (provided that if a reduction in Base Salary is a basis for termination for Good Reason, then Base Salary shall mean the Base Salary in effect immediately prior to such reduction);

4.6.2 a cash payment equal to any housing allowance provided pursuant to Section 2.6 for the one year period following such termination;

4.6.3 continued participation for the Executive and his eligible dependents in the benefit programs described in Section 3.1 for the one year period following such termination of employment on the same basis that such coverage is provided to senior executives of the Company generally during such period; provided that the Company may instead pay to the Executive an amount which, after taxes, will enable the Executive to purchase equivalent benefits for such one-year period;

4.6.4 (x) all stock options, restricted shares and other equity grants held by the Executive shall become non-forfeitable, and all restrictions on them shall lapse, as of the Termination Date and (y) all stock options (and comparable instruments) shall become fully exercisable as of the Termination Date, and shall remain exercisable for the maximum period permitted in the circumstance under the applicable terms of the applicable Equity Plan; provided that, notwithstanding any provision in any Equity Plan or elsewhere that would shorten the exercise period as a result of termination, such options (and comparable instruments) shall remain exercisable for the balance of their original maximum term. Notwithstanding the immediately preceding proviso and Section 4.2(ii), if the Company determines, based on good-faith advice from outside counsel nationally recognized in the United States, that extension of the exercise period for any stock option (or comparable instrument) outstanding as of the Effective Date would trigger taxes and/or penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then such extension shall be void ab initio with regard to such stock option (or comparable instrument), and the post-termination exercise period for such stock option (or comparable instrument) shall be unaffected by this Section 4.6.4. Except as set forth in Section 4.1 above or this Section 4.6, the Executive shall have no further right to receive any other compensation or benefits hereunder after a termination of employment that is described in Section 4.3 above.

4.7 Payment of Severance Benefits and Restrictive Covenant Compensation. The cash payments referred to in Sections 4.5, 4.6.1, 4.6.2, and 4.6.3, as applicable, shall be made in twenty-four (24) equal monthly installments on the 15th of each month following the Termination Date (e.g., if the Termination Date is April 3, 2006, the first payment shall be made on April 15, 2006 and the last payment on March 15, 2008); provided that to the extent necessary to comply with Section 409A of the Code, amounts that would otherwise be paid during the six-month period following the Termination Date shall be paid in a lump sum at the end of such period, or, if permissible without triggering taxes and/or penalties under Section 409A, deposited, as soon as practicable following the Termination Date, into a trust or escrow account not subject to the claims of the Company’s creditors, and the trustee or escrow agent shall pay the Executive the amount so deposited in six equal installments on the applicable installment dates (provided that any earnings on the funds held in trust or escrow shall revert to the Company), provided that if such amount is subject to US federal income tax withholding when deposited, an additional installment shall be payable as soon as practicable after deposit equal to the amount deposited multiplied by the highest marginal US federal income tax rate then in effect, and the remaining amount shall be paid in six equal installments on the applicable installment dates. The trustee or escrow agent shall be mutually agreed upon by the Parties, and the trustee’s or agent’s fees shall be paid by the Company.

4.8 Termination Date; Mutual Release.

4.8.1 For purposes of this Agreement, “Termination Date” shall mean the date that the Executive’s employment hereunder terminates in accordance with this Agreement. If the Executive’s employment hereunder is terminated by his death, the Termination Date shall be the date of his death. If the Executive’s employment hereunder terminates by expiration of the Employment Term pursuant to Section 1.3, the Termination Date shall be the date the Employment Term expires. In all other cases, the Termination Date shall be the date – not earlier than three months after the notice of termination is given – specified in the applicable notice of termination. No termination of the Executive’s employment (other than due to his death) will be effective unless pursuant to a written notice that conforms with the provisions of Section 1.3 and/or this Section 4.8.1, including without limitation the three-month and/or six-month, notice requirement, as applicable.

4.8.2 Notwithstanding any provision of this Agreement to the contrary, the Executive acknowledges and agrees that the obligation of the Company to pay Severance Benefits or Restrictive Covenant Compensation is conditioned upon the Executive’s first having executed, and delivered to the Company, a mutual release of claims in substantially the form set forth as Exhibit A, without revoking such release during the seven (7) days following delivery. The foregoing release shall be null and void unless countersigned by the Company, and returned to the Executive, within ten (10) days following receipt of such signed release by the Company. The Executive acknowledges and agrees that the failure of Executive to execute the mutual release or the failure of the Company to countersign such mutual release shall not affect the enforceability of the covenants set forth in Section 5.

4.9 Certain Definitions.

4.9.1 Affiliate. For purposes of this Agreement, an "Affiliate" of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with, the person or entity specified.

4.9.2 Cause. For purposes of this Agreement, "Cause" shall mean: (a) any willful act or willful omission that constitutes a material breach by the Executive of his obligations under this Agreement; (b) the willful and continued refusal of the Executive to substantially perform the material duties required of him under this Agreement; (c) any willful material violation by the Executive of any law or regulation applicable to the business of the Company or any of its subsidiaries or affiliates;(d) the Executive’s conviction of or plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or any willful perpetration by the Executive of a common law fraud; or (e) any other willful misconduct by the Executive that materially injures the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates. If the events giving rise to Cause are susceptible to cure, the Company shall not terminate the Executive’s employment hereunder unless the Company first gives the Executive written notice of its intention to terminate and of the grounds for such termination, and the Executive has not, within ten (10) business days following receipt of the notice, cured the events giving rise to Cause. Except in the case of a conviction or plea described in clause (d) above, no termination shall be treated as a termination for Cause unless and until the Board shall have determined by a majority vote of its members that Cause exists, after the Executive has had an opportunity to be heard (with counsel of his choice) before the Board.

4.9.3 Change of Control. For purposes of this Agreement, “Change of Control” shall have the meaning set forth in the Company’s 2002 Officer Incentive Plan.

4.9.4 Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events (without the Executive’s prior written consent): (a) a decrease in the Executive’s Base Salary, or a failure by the Company to pay material compensation when due and payable to the Executive in connection with his employment hereunder; (b) the failure by the Company to promptly obtain an agreement from a successor to assume and agree to perform this Agreement in accordance with Section 11 below; (c) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 above or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company within 10 days after receipt of notice thereof given by the Executive; (d) the Company’s requiring the Executive to be based at any office or location other than an office located in Bermuda or within fifty (50) miles of Manhattan; (e) any action by the Company that materially reduces the fringe benefits or perquisites provided to the Executive or the Executive’s eligibility to participate in any employee benefit plan of the Company unless the Executive is provided with equal or more favorable fringe benefits, perquisites or employee benefits, as the case may be; and (f) any material breach of any provision of this Agreement not covered by any other clause of this Section 4.8.2. If any such Good Reason is susceptible of cure, the Executive may not resign for Good Reason unless the Executive first gives the Company notice of his intention to resign and of the grounds for such resignation, and the Company has not, within ten (10) business days following receipt of the notice, cured such Good Reason, or in the event that such Good Reason is not susceptible to cure within such 10 business day period, the Company has not taken all reasonable steps within such 10 business day period to cure such Good Reason as promptly as practicable thereafter, but in no event less than 20 business days after such written notice from the Executive.

4.9.5 Permanent Disability. For purposes of this Agreement, “Permanent Disability” shall mean a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties as an employee of the Company, which disability or infirmity shall have existed, or in the option of an independent physician is reasonably certain to continue to exist, for any continuous period of 180 days.

5. PROTECTION OF IDEAS, NON-COMPETITION AND NON-SOLICITATION

5.1 Protection of Ideas. Both during the Employment Term and thereafter, the Executive shall assist the Company or its nominees, at any time, in the protection of the Company’s worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works with respect to such items that were within his direct or indirect control, by assisting in any reasonable requests to cooperate in litigation and by the execution of all formal assignment documents reasonably requested by Company or its nominees and the execution of all lawful oaths and applications reasonably requested for patents and registration of copyright in Bermuda, the United States and other countries.

5.2 Non-Competition. The Company shall disclose to the Executive, or place the Executive in a position to have access to or to develop, trade secrets or confidential information of the Company or its Affiliates; and/or shall entrust the Executive with business opportunities of the Company or its Affiliates; and/or shall place the Executive in a position to develop business good will on behalf of the Company or its Affiliates. As part of the consideration for the compensation and benefits to be paid to the Executive hereunder, to protect the trade secrets and confidential information of the Company or its Affiliates that have been and will in the future be disclosed or entrusted to the Executive, the business good will of the Company or its Affiliates that has been and will in the future be developed in the Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to the Executive by the Company or its subsidiaries or affiliates; and as an additional incentive for the Company to enter into this Agreement, the Executive agrees to the non-competition obligations hereunder. During the Employment Term (other than in connection with performing services for the Company or its Affiliates) and, in the event of a Severance Termination or in the event of any other termination of the Executive’s employment whereby the Board elects to pay the Restrictive Covenant Compensation in accordance with Section 4.5 hereof, for the one year period beginning on the Termination Date, the Executive shall not personally in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in Property Business in any of Bermuda, London, England or New York, New Jersey or Connecticut. For purposes of this Agreement, “Property Business” shall mean any property coverages of the type underwritten by the Company or any of its Affiliates as a reinsurer or retrocessionaire during the Employment Term. Anything to the contrary notwithstanding, it shall not be a violation of this Section 5.2 for the Executive to (i) own or acquire less than 5% of a publicly-traded entity or 1% of a private entity, (ii) serve as a member of the board of directors or on the advisory board of any entity on which the Executive was serving prior to the Termination Date or (iii) provide services to a subsidiary, division or affiliate of a business or entity engaged in the Property Business if (a) such subsidiary, division or affiliate is not itself engaged in the Property Business, and (b) such business’ or entity’s Property Business is not materially competitive with the Property Business of the Company or any of its Affiliates.

5.3 Nonsolicitation. During the Employment Term (other than in connection with performing services for the Company or its Affiliates) and in the event of a Severance Termination or in the event that Restrictive Covenant Compensation is paid pursuant to Section 4.5 hereof, for the one year period beginning on the Termination Date, the Executive shall not personally, except as otherwise permitted by the Company upon its prior written consent, (x) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its Affiliates to terminate or abandon his or her employment for any purpose whatsoever or (y) in connection with any Property Business call on, service, solicit or otherwise do business with any customer of the Company or any of Affiliates. The provisions of this Section 5.3 shall not apply to general solicitations to the public. Notwithstanding anything elsewhere to the contrary, the Executive shall not be prohibited by this Section 5.3 from providing a personal reference for any employee of the Company or any of its Affiliates setting forth the Executive’s personal views of such employee.

5.4 Enforcement. The Company shall have the right and remedy to have the provisions of this Section 5 specifically enforced, including by temporary and/or permanent injunction, it being acknowledged and agreed that any such violation may cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Any termination of the Executive’s employment under this Agreement shall have no effect on the continuing operation of this Section 5.

5.5 Breach. In the event that (x) the Executive materially breaches (a) any material provision of Section 5.1 or (b) any provision of Section 5.2 or 5.3 and (y) fails to timely cure such breach after written notice from the Company describing the breach and requesting cure, in addition to any other damages or relief to which the Company may be entitled, the Company may (i) cease providing the Executive with the payments and benefits set forth in Sections 4.5 and 4.6.1 through 4.6.3 of this Agreement, (ii) require that the Executive promptly repay to the Company, on an after-tax basis, any cash amounts paid pursuant to such Sections and the cash value of any benefits provided pursuant to such Sections, (iii) require that any stock options, shares or other share-based awards be, to the extent they became vested solely by reason of Section 4.6.4, forfeited to the Company (on an after-tax basis), or if the Executive exercised such stock options and/or sold such shares, require that the Executive promptly pay to the Company the after-tax proceeds he received from such sale/exercise (less any exercise price paid) or, in the case of shares that were obtained on exercise of options and that have not been sold, forfeit such shares to the Company on an after-tax basis (less any exercise price paid). In the event that the Company (or any of its Affiliates or any trustee or escrow agent under Section 4.7) materially breaches, after the Termination Date, any of its material obligations to the Executive, and such breach is not fully cured on fifteen (15) days written notice from the Executive to the Company requesting cure, then the restrictions set forth in Section 5.2 and 5.3(y) shall be null and void.

6. INDEPENDENCE AND SEVERABILITY OF SECTION 5

               Each of the rights and remedies enumerated in Section 5 hereof shall be independent of the others and shall be severally enforceable and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity. If any of the covenants contained in Section 5 hereof or if any of the rights or remedies enumerated in Section 5 hereof, or any part of any of them, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in Section 5 is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the authority to reduce the duration and/or area of such provision, and in its reduced form said provision shall then be enforceable.

7. GARDEN LEAVE

7.1 In the event of any termination of the Executive’s employment, other than a termination due to his death, the Company may, at any time during the three (3) month period immediately preceding the Termination Date in its absolute discretion direct the Executive:

7.1.1 to perform no duties; and/or

7.1.2 to refrain from contacting any customers, clients, advertisers, suppliers, agents, professional advisors, brokers or employees of the Company or any of its Affiliates; and/or

7.1.3 not to enter all or any premises of the Company or any of its Affiliates and/or;

7.1.4 to immediately resign without claim for compensation from office as director of the Company and any Affiliate and from any other office held by him in the Company or any Affiliate.

7.2 During any period when the provisions of this Section 7 are invoked, the Executive’s salary and other contractual benefits and compensation (including the vesting and exercisability of any equity awards) will continue to be paid or provided by the Company and the Executive will continue to comply without exception with all the Executive’s obligations under this Agreement. Notwithstanding anything herein to the contrary, the Company’s invocation of the provisions of this Section 7 shall not constitute Good Reason and the Company shall not be obligated to make any new Awards (other than Awards, if any, due prior to the date that the Executive ceases to perform substantial duties for the Company pursuant to this Section 7) during any period when the Executive is performing no substantial duties for the Company pursuant to this Section 7.

8. MITIGATION

               The Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and there shall be no offset against any amount or benefit due to the Executive under this Agreement, or otherwise, on account of any remuneration or other benefit earned or received by the Executive after termination of his employment hereunder.

9. REPRESENTATION

               The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

10. GROSS-UP PAYMENT

             (a)      In the event it is determined that any payment, benefit, entitlement or distribution of any type to or for the benefit of the Executive, pursuant to this Agreement or otherwise, by the Company, any person or entity who or which acquires ownership or effective control of the Company, or ownership of a substantial portion of the assets of the Company within the meaning of Section 280G of the Code and the regulations thereunder, or any Affiliate of the Company or of any such person or entity (the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax that may hereafter be imposed together with any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) prior to the date on which any Excise Tax is due (through withholding or otherwise) in an amount such that after payment by the Executive of all income, excise, employment and other taxes on the Gross-Up Payment (and any interest and penalties imposed with respect thereto) the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

               (b)      All mathematical determinations and determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), in each case which determinations are required to be made under this paragraph, including whether a Gross-Up Payment is required, the amount of such Gross-Up Payment, and amounts relevant to the last sentence of this paragraph, shall be made by an independent accounting firm retained by the Company as selected by the Executive from among the largest four accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide to the Company and to the Executive its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, within ten (10) days after receipt of notice from the Executive reasonably requesting a Determination or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the basis for such conclusion) and that the Executive has “substantial authority” within the meaning of Treasury Regulation 1.6662-4(d) not to report any Excise Tax on the Executive’s federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within ten (10) days after the Determination is delivered to the Company or the Executive. Any Determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error, subject to this Section 10. All fees and expenses of the Accounting Firm shall be paid by the Company.

               (c)      As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial Determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company and the Executive should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the Company and the Executive that should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the Company promptly shall pay, or cause to be paid, the amount of such Underpayment to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (1) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or recovered as a refund from the applicable taxing authorities and (2) this provision shall be interpreted in a manner consistent with the intent of Section 10(a) above, which is to make the Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount that is less than the Overpayment. Any payment to be made to correct an Underpayment or Overpayment, as the case may be, (the “Correcting Payment”) shall be accompanied by an interest payment on the Correcting Payment at an annual rate of 8% for the period from the date of the Gross-Up Payment through the date of payment of the Correcting Payment.

               (d)      In the event it is determined that any payment under Section 4.7 (“Covered Payments”) would be subject to any excise tax, together with any interest or penalties, pursuant to Section 409A of the Code and regulations promulgated thereunder from time to time, or any similar or successor tax (any such excise tax, together with any such interest and penalties, being collectively referred to as a “409A Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “409A Gross-Up Payment”) prior to the date on which such Excise Tax is due to be paid (through withholding or otherwise) an amount such that after payment by the Executive of all income, excise, employment and other taxes thereon (and any interest or penalties imposed with respect to such taxes), the Executive retains an amount of the 409A Gross-Up Payment equal to the 409A Excise Tax on such Covered Payments. If requested by the Executive, all relevant determinations shall be made in the first instance by a nationally recognized independent accounting firm retained by the Company, with all fees and expenses to be paid by the Company.

11. ASSIGNABILITY

             The Company’s rights and obligations under this Agreement shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all the Company’s business and properties (or portion thereof in which the Executive is employed). The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive except by operation of law, by will or in accordance with Section 18 below.

12. INDEMNIFICATION; D&O INSURANCE

12.1 If the Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any actual, threatened or reasonably anticipated action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal or informal (a “Proceeding”) by reason of the fact that he is or was a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates, or in connection with his service hereunder, as a director, officer, member, employee, agent, manager, trustee, consultant or representative of another person or entity, or if any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information (a “Claim”) is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the corporate governance documents of the Company, or if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith or in connection with seeking to enforce his rights under this Section 12.1, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or other person or entity and shall inure to the benefit of his heirs, executors and administrators. The Executive shall be entitled to prompt advancement by the Company of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) incurred by him in connection with any such Proceeding or Claim, or in connection with seeking to enforce his rights under this Section 12.1, any such advancement to be made within fifteen (15) days after the Executive gives written notice to the Company, supported by reasonable documentation, requesting such advancement. Such notice shall include an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Executive would otherwise have (including, without limitation, by agreement or under applicable law).

12.2 Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding or Claim concerning payment of amounts claimed by the Executive under Section 12.1 that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

12.3 A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Employment Term and for at least six (6) years thereafter, providing coverage to the Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company.

13. ENTIRE AGREEMENT

             This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, subject to the occurrence of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, including, without limitation, the Employment Agreement by and between the Executive and the Company dated October 17, 2005; provided, however that any outstanding equity award agreements, shall survive and be interpreted in accordance with this Agreement.

14. WITHHOLDING

             The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans, if any.

15. GOVERNING LAW/JURISDICTION

             This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda without regard to any conflict of law rules that might apply the laws of any other jurisdiction.

16. AMENDMENT OR WAIVER; INCONSISTENCIES

             No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly identifies the provision(s) of this Agreement that are being amended and is signed by the Executive and an officer of the Company specifically authorized to execute such amendment by the Board. No waiver by any person or entity of any breach by another person or entity of any condition or provision contained in this Agreement to be performed by such other person or entity shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be in writing, must expressly identify the provision(s) of this Agreement being waived and must be signed by the person or entity against whom enforcement of the waiver is being sought. In the event of any inconsistency between any provision of this Agreement and any provision of any other Company Arrangement, the provisions of this Agreement shall control unless the Executive otherwise agrees in a signed writing that expressly identifies the provision(s) of this Agreement whose control he is waiving. There shall be no contractual (or similar) restrictions on Executive’s right to terminate his employment hereunder, or on his post-employment activities, other than the restrictions expressly set forth in this Agreement.

17. SURVIVORSHIP

             The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

18. BENEFICIARIES/REFERENCES

             The Executive shall be entitled, to the extent permitted under any applicable law and under the terms of any applicable plan or program, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary or beneficiaries, estate or other legal representative. In all events, upon and following the Executive’s death, his beneficiary or beneficiaries or estate shall be entitled to amounts, benefits or entitlements due to the Executive hereunder.

19. NOTICES

All notices or communications hereunder shall be in writing, addressed as follows:

If to the Company: PXRE Reinsurance Ltd. PXRE House 110 Pitts Bay Road Hamilton, HM 08 Bermuda Fax: 441-296-6162 Attn: Chairman

If to the Executive:

Robert Myron c/o PXRE Group Ltd. PXRE House 110 Pitts Bay Road Hamilton, HM 08 Bermuda Fax: 441-296-6162

             All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery or courier service, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

20. HEADINGS

             The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

21. COUNTERPARTS

             This Agreement may be executed in two or more counterparts. Signatures delivered by facsimile shall be effective for all purposes.

             IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

PXRE GROUP LTD.

By: /s/ Jeffrey L. Radke
Name: Jeffrey L. Radke Title: Chief Executive Officer

THE EXECUTIVE

/s/ Robert Myron
Robert Myron

EXHIBIT A

Form of Mutual Release

     1.      In consideration of payments to be provided to him pursuant to Section 4 of the Employment Agreement (the “Employment Agreement”) entered into as of September 1, 2005, by and between himself and PXRE Reinsurance Ltd.. (together with its successors and assigns, the “Company”), Robert Myron (the “Executive”), for himself, his heirs, assigns, successors, executors, and administrators (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, and each of its “Affiliates” (as such term is defined in the Employment Agreement), and all of the officers, directors and employees of any of the foregoing (collectively, the “Released Parties”), forever and unconditionally, from any and all manner of action, claim, demand, damages, cause of action, debt, sum of money, contract, covenant, controversy, agreement, promise, judgment, and demand whatsoever, in law or equity, known or unknown, existing or claimed to exist, and arising from the beginning of time through the execution of this General Release (collectively, “Claims”) – other than Claims arising under, or preserved by, any of Sections 4 through 18 of the Employment Agreement and Claims based on gross neglect or willful misconduct – that arise out of, or relate to, the Executive’s employment with the Company or the termination of such employment (collectively, “Released Claims”).

2.	By signing this Mutual Release, the Executive acknowledges that:

          (i)       he has read and fully understands the terms of this Mutual Release and had the opportunity to negotiate its terms at the time he entered into the Employment Agreement;

          (ii)       he has agreed to execute this Mutual Release knowingly, voluntarily, with such advice from his counsel as he deemed appropriate, and was not subjected to any undue influence or coercion in agreeing to its terms;

          (iii)       he has been given at least 21 days to consider this Mutual Release, and acknowledges that in the event that he executes this Mutual Release prior to the expiration of the 21 day period, he hereby waives the balance of said period;

          (iv)       he will have seven (7) days following his execution of this Mutual Release to revoke this Mutual Release, and this Mutual Release shall not become effective or enforceable until the revocation period has expired. Any revocation within this seven (7) day period must be delivered to the Company in accordance with Section 19 of the Employment Agreement.

     3.      In consideration of the Executive entering into, and not revoking, this Mutual Release, the Company, on behalf of itself and each of the other Released Parties. hereby releases each Releasor from (and agree to promptly and fully indemnify each Releasor against) any Released Claim that any Released Party may have.

     4.      This Mutual Release shall be null and void, and the Company’s obligation to promptly make all payments provided for in Section 4 of the Employment Agreement shall no longer be conditioned on the Released Parties receiving an effective release of claims from the Releasors, if the Company does not deliver to the Executive a fully executed counterpart of this Mutual Release within ten (10) days after receiving this Mutual Release signed by him.

     5.      The provisions of Sections 9, 15, 16, 19 and 21 of the Employment Agreement shall be deemed incorporated into this Mutual Release as if fully set forth herein except that references therein to “this Agreement” shall be deemed to be references to this Mutual Release.

PXRE GROUP LTD.	THE EXECUTIVE

____________________________ Name: Title:	____________________________ Robert Myron

Date:	Date: